Exhibit 99.1
CONTACT:
Bell Industries, Inc.
Clinton Coleman, Chief Executive Officer
317-704-6000
BELL INDUSTRIES REPORTS 2010 SECOND QUARTER RESULTS
INDIANAPOLIS — August 13, 2010 — Bell Industries, Inc. (Pink Sheets: BLLI) today reported financial results for its second quarter ended June 30, 2010.
Revenues from continuing operations for the 2010 second quarter were $30.2 million, up 9.7% from $27.5 million a year ago, with a $1.6 million increase in revenues related to the company’s Recreation Products Group segment and a $1.1 million increase in revenues related to the company’s Bell Techlogix business. The company had net income of $0.6 million, or $1.44 per share, for the 2010 second quarter, an improvement over the prior-year second quarter net income of $0.2 million, or $0.49 per share.
The company’s Recreational Products Group reported revenues of $12.6 million for the 2010 second quarter, compared with $11.0 million in the 2009 second quarter. The 14.6% increase in revenues was attributed primarily to increased in-season sales of marine and RV product lines. RPG’s operating income of $1.2 million for the second quarter of 2010 represented a $0.2 million increase from the operating income of $1.0 million for the second quarter of 2009. This increase was attributed primarily to the increase in net revenues.
The Bell Techlogix business reported revenues of $17.6 million for the 2010 second quarter, compared with $16.5 million in the 2009 second quarter. This 6.5% increase was attributed primarily to growth in product sales and managed service engagements. Bell Techlogix’s operating income for the 2010 second quarter was $0.5 million, representing a slight improvement over the second quarter of 2009. This increase was attributed primarily to the increase in revenue and a decrease in overhead expenses, partially offset by the benefit of certain non-recurring fees and billing accruals in the prior year period.
Bell’s corporate holding company costs for the 2010 second quarter totaled $0.8 million, an 18% decrease from the prior year period. The decrease in costs was primarily related to reductions in headcount and the related costs. The corporate holding company costs have declined as the company continues to transfer the administrative functions previously performed by the holding company to the business units, which generally operate independently of each other.
“While the gradually improving economic environment has continued to support our business trends, each of our operating businesses are also successfully executing their specific growth strategies” said Clinton J. Coleman, Chief Executive Officer of Bell Industries. “We anticipate that the Recreational Products Group will continue to experience growth over the prior year as a result of improved trends in the RV and marine segments. Bell Techlogix is renewing and expanding existing engagements while adding significant new managed service customers, the combination of which is expected to drive further earnings growth.”
About Bell Industries, Inc.
Bell Industries is a holding company for two operating businesses, Bell Techlogix and the Recreational Products Group. Bell Techlogix is a provider of integrated technology product and service solutions for organizations throughout the United States. The Recreational Products Group is a wholesale distributor of replacement parts and accessories for recreational vehicles and other leisure-related vehicles, including boats, snowmobiles, motorcycles, all terrain vehicles and utility vehicles.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to closely managing costs and making investments in our business to drive profitable growth, are based upon current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the company’s industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Bell Industries’ Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the company’s business, results of operations and financial condition. The company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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(Tables Follow)

Bell Industries, Inc.
Consolidated Condensed Operating Results
(In thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009

Net revenues:
Products	$23,589	$21,190	$37,138	$33,691
Services	6,608	6,334	12,772	12,160

Total net revenues	30,197	27,524	49,910	45,851

Costs and expenses:
Cost of products sold	18,872	16,959	29,885	27,174
Cost of services provided	4,831	4,421	9,495	8,818
Selling, general and administrative	5,578	5,643	10,840	11,025
Gain on sale of assets	(15)	—	(16)	—

Operating income (loss)	931	501	(294)	(1,166)
Interest expense, net	309	290	553	498

Income (loss) from continuing operations before benefit from income taxes	622	211	(847)	(1,664)
Benefit from income taxes	—	(5)	—	(7)

Net income (loss)	622	216	(847)	(1,657)

Share and per share data
Basic:

Net income (loss)	$1.44	$0.49	$(1.96)	$(3.82)

Weighted average common shares outstanding	433	433	433	433

Diluted:

Net income (loss)	$0.18	$0.06	$(1.96)	$(3.82)

Weighted average common shares outstanding	3,425	3,308	433	433

OPERATING RESULTS BY BUSINESS SEGMENT

Net revenues:
Bell Techlogix
Products	$10,974	$10,182	$16,049	$15,336
Services	6,608	6,334	12,772	12,160

Total Bell Techlogix	17,582	16,516	28,821	27,496
Recreational Products Group	12,615	11,008	21,089	18,355

Total net revenues	$30,197	$27,524	$49,910	$45,851

Operating income (loss):
Bell Techlogix	$467	$438	$60	$(151)
Recreational Products Group	1,224	1,002	1,264	830
Corporate costs	(775)	(939)	(1,634)	(1,845)
Gain on sale of assets	(15)	—	(16)	—

Total operating income (loss)	931	501	(294)	(1,166)
Interest expense, net	309	290	553	498

Income (loss) from continuing operations before benefit from income taxes	$622	$211	$(847)	$(1,664)

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$694	$2,608
Accounts receivable, net	13,063	9,210
Inventories, net	7,878	8,012
Notes receivable	—	300
Prepaid expenses and other current assets	1,584	846

Total current assets	23,219	20,976

Fixed assets, net	630	802
Other assets	798	775
Acquisition deposits

Total assets	$24,647	$22,553

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Revolving credit facility	$2,635	$—
Accounts payable	6,222	5,382
Accrued payroll	1,713	1,882
Other accrued liabilities	2,017	2,440

Total current liabilities	12,587	9,704

Convertible note	11,593	11,345
Other long-term liabilities	3,381	3,592

Total liabilities	27,561	24,641

Shareholders’ deficit	(2,914)	(2,088)

Total liabilities and shareholders’ deficit	$24,647	$22,553